Exhibit 5.2

July 12, 2012

Zayo Group, LLC

Zayo Capital, Inc.

400 Centennial Parkway, Suite 200

Louisville, Colorado 80202-2642

Re:        Zayo Group, LLC and Zayo Capital, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Zayo Group, LLC, a Delaware limited liability company (the “Company”). The Company, Zayo Capital, Inc., a Delaware corporation (together with the Company, the “Issuers”), and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto (collectively, the “Guarantors”) have filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-4 and the prospectus included therein in connection with the offering by the Issuers of up to $750,000,000 aggregate principal amount of the Issuers’ 8.125% senior secured first-priority notes due 2020 (the “Secured Exchange Notes”) and up to $499,400,000 aggregate principal amount of the Issuers’ 10.125% senior unsecured notes due 2020 (the “Unsecured Exchange Notes,” and together with the Secured Exchange Notes, the “Exchange Notes”) and the guarantees by the Guarantors of the Issuers’ obligations under the Exchange Notes (the “Guarantees”), in exchange for a like principal amount of the Issuers’ outstanding 8.125% senior secured first-priority notes due 2020 (the “Secured Outstanding Notes”) and the Issuers’ outstanding 10.125% senior secured notes due 2020 (the “Unsecured Outstanding Notes,” and together with the Secured Outstanding Notes, the “Outstanding Notes”), respectively.

The Secured Outstanding Notes were issued pursuant to the Indenture (the “Base Secured Notes Indenture”), dated as of June 28, 2012, between Zayo Escrow Corporation (“Escrow Corp”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The Unsecured Outstanding Notes were issued pursuant to the Indenture (the “Base Unsecured Notes Indenture”), dated as of June 28, 2012, between Escrow Corp and the Trustee. The Issuers assumed Escrow Corp’s obligations under the Secured Outstanding Notes, and the Guarantors guaranteed the Secured Outstanding Notes, pursuant to the First Supplemental Indenture to the Base Secured Notes Indenture, dated as of July 2, 2012, among the Issuers, Escrow Corp, the Guarantors and the Trustee. The Base Secured Notes Indenture, as so supplemented, is referred to herein as the “Secured Notes Indenture.” The Issuers assumed Escrow Corp’s obligations under the Unsecured Notes, and the Guarantors guaranteed the Unsecured Notes, pursuant to the First Supplemental Indenture to the Base Unsecured Notes Indenture, dated as of July 2, 2012, among the Issuers, Escrow Corp, the Guarantors and the Trustee. The Base Unsecured Notes Indenture, as so supplemented, is referred to herein as the “Unsecured Notes Indenture.” The Secured Notes Indenture and the

Unsecured Notes Indenture are referred to herein collectively as the “Indentures.” The Exchange Notes, the Guarantees and the Indentures are sometimes collectively referred to herein as the “Documents.”

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Indentures, the Exchange Notes and the Guarantees, and such other documents, corporate records, certificates of officers of the Issuers and the Guarantors and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I have deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuers and the guarantors listed on Annex A hereto (the “Specified Guarantors”) and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1. Each of the Specified Guarantors is a validly existing corporation or limited liability company in good standing under the laws of its jurisdiction of formation, with all requisite corporate or limited liability company power to execute and deliver the Documents to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by each of the Specified Guarantors of the Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action.

3. The authorization, execution, delivery and performance of the Documents do not and will not violate (a) the charter or bylaws or other constitutive documents of any of the Specified Guarantors, (b) any order, judgment or decree of any court or other agency of government that is binding on any of the Specified Guarantors, or (c) any law, regulation, order, judgment or decree currently in effect in the Specified Guarantors’ respective jurisdiction or organization applicable to any of the Specified Guarantors.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. I render no opinion herein as to matters involving the laws of any jurisdiction other than the States of Nevada, Michigan and Virginia. This opinion is limited to the effect of the current state of the laws of the States of Nevada, Michigan, Virginia and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. I express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any purported fraudulent transfer “savings” clause or (iv) any waiver of the right to jury trial.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Scott E. Beer
Scott E. Beer

ANNEX A

Specified Guarantors

Name	Form of Entity	Jurisdiction of Formation
360networks holdings (USA), inc.	Corporation	Nevada
360networks (USA), Inc.	Corporation	Nevada
Control Room Technologies, LLC	Limited Liability Company	Michigan
Arialink Telecom, LLC	Limited Liability Company	Michigan
Arialink Services, LLC	Limited Liability Company	Michigan
Lansing Fiber Communications, LLC	Limited Liability Company	Michigan
Allegan Fiber Communications, LLC	Limited Liability Company	Michigan
Zayo FM Sub, Inc.	Corporation	Virginia
AboveNet of VA, L.L.C.	Limited Liability Company	Virginia

A-1